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                                  EXHIBIT  11

                          SI DIAMOND TECHNOLOGY, INC.

                    COMPUTATION OF (LOSS) PER COMMON SHARE

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

                                                                     For the Three Months Ended         For the Six Months Ended
                                                                              June 30,                         June 30,
                                                                  -------------------------------   ------------------------------
                                                                      1997              1996            1997              1996
                                                                  ------------      ------------    ------------      ------------
Computation of (loss) per common share:

  Net loss applicable to common shareholders.................     $ (1,991,162)     $ (4,669,122)   $ (3,401,686)     $(11,062,691)
                                                                  ------------      ------------    ------------      ------------

Weighted average number of common shares outstanding.........       15,065,460        11,169,930      14,327,869        11,014,827

  Net loss per common share..................................     $      (0.13)     $      (0.42)   $      (0.24)     $      (1.00)
                                                                  ============      ============    ===========       ============
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Computation of (loss) per common share
 assuming full dilution (A):

No calculation of loss per common share assuming full dilution is submitted because such computation results in an antidilutive loss per common share.